Exhibit 99.1

This Statement on Form 3 is filed jointly by Juggernaut Sponsor LLC, Jaws Equity Owner 148, L.L.C., PDM Juggernaut Investor, LLC, Barry S. Sternlicht, Paul E. Jacobs, Ph.D. and Derek K. Aberle. The principal business address of each of these reporting persons is 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139.

Name of Designated Filer: Juggernaut Sponsor LLC

Date of Event Requiring Statement: June 17, 2021

Issuer Name and Ticker or Trading Symbol: JAWS Juggernaut Acquisition Corporation (Nasdaq: JUGG)

Juggernaut Sponsor LLC

By:	/s/ Paul E. Jacobs, Ph.D.
Name:	Paul E. Jacobs, Ph.D.
Title:	Chief Executive Officer

Jaws Equity Owner 148, L.L.C.

By:	/s/ Michael Racich
Name:	Michael Racich
Title:	Manager

PDM Juggernaut Investor, LLC

By:	/s/ Derek K. Aberle
Name:	Derek K. Aberle
Title:	Manager

By:	/s/ Barry S. Sternlicht
Name:	Barry S. Sternlicht

By:	/s/ Paul E. Jacbos, Ph.D.
Name:	Paul E. Jacobs, Ph.D.

By:	/s/ Derek K. Aberle
Name:	Derek K. Aberle